UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 2, 2020 (May 28, 2020)

REPAY HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-38531	98-1496050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 West Paces Ferry Road

Suite 200

Atlanta, GA 30305

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (404) 504-7472

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	RPAY	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On June 2, 2020, Repay Holdings Corporation, a Delaware corporation (the “Company”) completed an underwritten offering of 9,200,000 shares of its Class A common stock pursuant to the terms of an Underwriting Agreement (the “Underwriting Agreement”), dated May 28, 2020, with Morgan Stanley & Co. LLC, Credit Suisse Securities (USA) LLC and Barclays Capital Inc., as representatives of the several underwriters named therein. 1,200,000 shares of such Class A common stock were sold in the offering in connection with the full exercise of the underwriters’ option to purchase additional shares pursuant to the Underwriting Agreement. The shares of Class A common stock issued by the Company were sold at a price to the public of $20.00 per share ($19.00 per share net of underwriting discounts and commissions). The material terms of the offering are described in the prospectus, dated May 28, 2020 (the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 1, 2020, pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”). The offering was registered with the Commission pursuant to a Registration Statement on Form S-1(File No. 333-238691)initially filed by the Company on May 26, 2020.

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, closing conditions and termination provisions. The Company has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make because of any of those liabilities.

In connection with the offering, the Company entered into a unit purchase agreement (the “Unit Purchase Agreement”), dated May 28, 2020, with CC Payment Holdings, L.L.C., an entity controlled by Corsair Capital LLC and its affiliates (“Corsair”), pursuant to which the Company acquired 5,200,000 units representing limited liability company interests of Hawk Parent Holdings LLC (“Post-Merger Repay Units”) at a purchase price of $19.00 per Post-Merger Repay Unit, which was equal to the purchase price per share of Class A common stock paid to the Company by the underwriters for shares of Class A common stock in connection with the offering.

The Company received proceeds from the offering of approximately $174.0 million (net of underwriting discounts, commissions and estimated offering expenses payable by the Company). As described in the Prospectus, the Company intends to use (i) the net proceeds from the issuance and sale of 4,000,000 shares of Class A common stock for general corporate purposes, which may include future acquisitions, satisfaction of earnout obligations from prior acquisitions and working capital and (ii) the net proceeds from the issuance and sale of 5,200,000 shares of Class A common stock to acquire an equivalent number of outstanding Post-Merger Repay Units owned by Corsair for cash.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Company and for its affiliates in the ordinary course of business for which they have received and would receive customary compensation.

The foregoing description is qualified in its entirety by reference to the full text of the Underwriting Agreement and Unit Purchase Agreement, which are attached as Exhibits 1.1 and 1.2, respectively, to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1*

Underwriting Agreement, dated May 28, 2020, by and among Repay Holdings Corporation and Morgan Stanley & Co. LLC, Credit Suisse Securities (USA) LLC and Barclays Capital Inc., as representatives of the several underwriters named therein.

1.2*	Unit Purchase Agreement, dated May 28, 2020, by and between Repay Holdings Corporation and CC Payment Holdings, L.L.C.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Repay Holdings Corporation

Dated: June 2, 2020	By:	/s/ Timothy J. Murphy
Timothy J. Murphy
Chief Financial Officer